Exhibit 99.1

Sio Gene Therapies Announces Fiscal First Quarter 2022 Financial Results

–Strong cash position with $54.8 million of cash and cash equivalents as of June 30, 2022, expected to provide cash runway beyond August 2023

NEW YORK, NY AND DURHAM, NC, August 11, 2022 (GLOBE NEWSWIRE) – Sio Gene Therapies Inc. (NASDAQ: SIOX) today provided financial results for its fiscal first quarter ended June 30, 2022.

“Our financial results show the beneficial effects on operating expenses and cash resulting from the termination of the licenses to our three clinical-stage programs and the significant headcount reduction initiated in April. The winddown process of these programs will soon be concluded but the process will continue as we reduce our real estate footprint. We have been working closely with the University of Massachusetts and the National Human Genome Research Institute to provide for a smooth transition of the GM1 and GM2 programs. We are also continuing to actively pursue strategic alternatives that could deploy our cash for better returns to our stockholders,” said David Nassif, J.D., Chief Executive Officer of Sio Gene Therapies.

Fiscal First Quarter Financial Summary

For the fiscal first quarter ended June 30, 2022, research and development expenses were $5.5 million, a decrease of $2.5 million compared to the fiscal first quarter ended June 30, 2021. The current period increase was primarily related to decreases in:

(i) program-specific costs relating to our prior AXO-Lenti-PD and AXO-AAV-GM1 and AXO-AAV-GM2 programs, which decreased $0.5 million as we began winding down clinical-stage programs subsequent to our termination of the Oxford Agreement and the UMMS Agreement; and

(ii) unallocated internal costs, which decreased $2.0 million primarily due to reductions in personnel-related and stock-based compensation costs after announcing the discontinuation of clinical-stage programs and initiating a significant reduction in workforce in April 2022. Costs incurred during the quarter ended June 30, 2022 included $0.6 million of severance expense.

General and administrative expenses for the fiscal first quarter ended June 30, 2022 were $3.0 million, a decrease of $0.9 million compared to the fiscal first quarter ended June 30, 2021, primarily due to decreases of $0.6 million in stock-based compensation expense and $0.5 million in personnel-related expenses, both related to the workforce reduction that commenced in April 2022, partially offset by an increase of $0.3 million in professional fees primarily due to legal fees related to potential strategic alternatives.

The net loss for the fiscal first quarter ended June 30, 2022 was $8.4 million, or $0.11 per share, compared to a net loss of $11.9 million, or $0.16 per share, in the fiscal first quarter ended June 30, 2021.

As of June 30, 2022, we had $54.8 million of cash and cash equivalents. We hold no short-term or long-term debt on the balance sheet.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "expect," "estimate," "may" and other similar expressions are intended to identify forward-looking statements. For example, all statements Sio makes regarding costs associated with its operating activities, potential cost savings and other benefits from cost reduction activities, potential strategic alternatives, and funding requirements and/or cash burn runway are forward-looking. All forward-looking statements are based on estimates and assumptions by Sio’s management that, although Sio believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Sio expected. Such risks and uncertainties include, among others, the impact of the Covid-19 pandemic on Sio’s operations; the actual funds required for our planned operating activities, including wind-down activities for clinical programs and exploration of strategic alternatives; costs, risks and timing related to headcount reductions and capital conservation plans; the ability to explore and execute upon strategic alternatives; the ability to efficiently wind down clinical programs and conduct required activities during wind down processes; and the outcome of interactions with regulatory agencies. These statements are also subject to a number of material risks and uncertainties that are described in Sio’s most recent Annual Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2022, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Sio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media, Investors and Analysts

David W. Nassif
Sio Gene Therapies Inc.
Chief Executive Officer, Chief Financial Officer and General Counsel
david.nassif@siogtx.com

SIO GENE THERAPIES INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2022	2021
Operating expenses:
Research and development expenses
(includes stock-based compensation (benefit) expense of $(401) and $432 for the three months ended June 30, 2022 and 2021, respectively)	$5,542	$8,058
General and administrative expenses
(includes stock-based compensation expense of $242 and $889 for the three months ended June 30, 2022 and 2021, respectively)	2,992	3,859
Total operating expenses	8,534	11,917
Other (income) expenses:
Other income, net	(124)	(19)
Loss before income tax benefit	(8,410)	(11,898)
Income tax benefit	(4)	(28)
Net loss	$(8,406)	$(11,870)
Net loss per share of common stock — basic and diluted	$(0.11)	$(0.16)
Weighted-average shares of common stock outstanding — basic and diluted	73,765,292	72,861,870

SIO GENE THERAPIES INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2022	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$54,771	$63,729
Restricted cash	1,184	1,184
Prepaid expenses and other current assets	2,821	5,214
Income tax receivable	355	1,609
Total current assets	59,131	71,736
Operating lease right-of-use assets	2,267	2,444
Property and equipment, net	1,084	900
Total assets	$62,482	$75,080
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,240	$3,984
Accrued expenses	6,101	8,232
Current portion of operating lease liabilities	808	786
Total current liabilities	9,149	13,002
Operating lease liabilities, net of current portion	1,554	1,730
Total liabilities	10,703	14,732
Stockholders’ equity:
Common stock, par value $0.00001 per share, 1,000,000,000 shares authorized, 73,975,196 and 73,739,378 issued and outstanding at June 30, 2022 and March 31, 2022, respectively	1	1
Additional paid-in capital	922,807	922,966
Accumulated deficit	(871,362)	(862,956)
Accumulated other comprehensive income	333	337
Total stockholders’ equity	51,779	60,348
Total liabilities and stockholders’ equity	$62,482	$75,080

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